Exhibit 17.1

Subsidiary Guarantors and Issuers of Guaranteed Registered Securities

Registered U.S. Bonds	Subsidiary Issuer	Parent Guarantor	Subsidiary Guarantor
5.125% bonds due September 2042 5.625% bonds due November 2043	WPP Finance 2010	WPP plc	WPP Jubilee Limited, WPP 2005 Limited